Exhibit 99.4

FOR IMMEDIATE RELEASE

Investor Relations:	Media Relations:
Ed Lockwood	Becky Howland, Ph.D.
Sr. Director, Investor Relations	Sr. Director, Corporate Communications
(408) 875-9529	(408) 875-9350
ed.lockwood@kla.com	becky.howland@kla.com

KLA Completes Acquisition of Orbotech Ltd.

MILPITAS, Calif., Feb. 20, 2019 /PRNewswire/ — KLA-Tencor Corporation (NASDAQ: KLAC) today announced the completion of the acquisition of Orbotech Ltd. (NASDAQ: ORBK).

“We are very pleased to have completed the acquisition of Orbotech,” said Rick Wallace, president and CEO of KLA. “This new combination extends KLA’s market reach within the electronics value chain, opens new high-growth markets for the company, and brings complementary technologies, products and services to our portfolio.” Mr. Wallace continued, “We welcome the talent and experience that Orbotech employees bring to the KLA team. Working together, we will continue to grow and invest in our future as we drive innovation and results, and meet the changing needs of our customers and the marketplace.”

Under the terms of the agreement, Orbotech shareholders received $38.86 per share in cash, and 0.25 of a share of KLA common stock in exchange for each ordinary share of Orbotech, for a total consideration of $65.93 per share, based on the $108.26 closing sale price of KLA common stock on the Nasdaq Global Select Market on Feb. 19, 2019. The transaction is expected to be immediately accretive to KLA’s revenue growth model, non-GAAP earnings and free cash flow per share.

KLA will fund the cash portion of the purchase price with cash from the combined company’s balance sheet, and from borrowings from KLA’s existing revolving credit facility. As previously announced, in conjunction with this acquisition, the board of directors has authorized an additional $1 billion share repurchase program. KLA intends to raise approximately $1 billion in new long-term public debt to reduce other debt, to repurchase shares, and for general corporate purposes.

About KLA:

KLA develops industry-leading equipment and services that enable innovation throughout the electronics industry. We provide advanced process control and process-enabling solutions for manufacturing wafers and reticles, integrated circuits, packaging, printed circuit boards and flat panel displays. In close collaboration with leading customers across the globe, our expert teams of physicists, engineers, data scientists and problem-solvers design solutions that move the world forward. Additional information may be found at www.kla.com (KLAC-F).

Forward Looking Statements:

Statements in this press release other than historical facts, such as statements regarding the accretive nature of the acquisition to KLA’s growth model, non-GAAP earnings and free cash flow per share, the raising of additional debt, and the use of proceeds from such additional debt are forward-looking statements, subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including market conditions when KLA seeks to raise additional debt, cash needs when such additional debt is raised and other risks and uncertainties including those set forth in our reports on Forms 10-K, 10-Q and 8-K and those included in our registration statement on Form S-4 filed with the Securities and Exchange Commission on May 16, 2018, as amended.